Exhibit (15)(s)

CODE OF BUSINESS CONDUCT AND ETHICS September 2015

Brookfield

TABLE OF CONTENTS

	Page
INTRODUCTION	2
FREQUENTLY ASKED QUESTIONS	2
SUMMARY OF THE CODE'S RULES	3
COMMITMENT TO PROPER BUSINESS CONDUCT	
Protecting the Company's Assets and Resources	4
Accuracy of Books and Records; Public Disclosures	5
Duties to Stakeholders	5
COMMITMENT TO PROPER PERSONAL CONDUCT	
Email, the Internet, Telephones and Other Forms of Oral and Written Communication	6
Responding to Media, Public and Other Inquires	6
Conflicts of Interest, Fiduciary Duties and Personal Behavior	7
Participating in Outside Interests	7
COMMITMENT TO A POSITIVE WORK ENVIRONMENT	
Discrimination and Harassment-Free Environment	8
Safe Working Conditions	8
Safeguard Employee Information	9
COMMITMENT TO LEGAL COMPLIANCE	
Compliance with Laws, Rules and Regulations	9
COMMITMENT TO APPROPRIATE PERSONAL TRADING	
Securities Laws, Insider Trading and Tipping	10
COMMITMENT TO ANTI-BRIBERY AND CORRUPTION; ANTI-MONEY LAUNDERING	
Zero Tolerance Approach to Bribery	11
Dealing with Public Officials	12
Third Parties	12
Gifts and Entertainment	12
Political Donations and Lobbying	13
Charitable Donations	14
Record-Keeping	14
Zero Tolerance Approach to Money Laundering	14
COMMITMENT TO COMPLIANCE WITH THE CODE	
Statement of Compliance	14
Reports and Complaints	15
Treatment of Reports and Complaints	15
Disciplinary Action for Code Violations	16
Waivers	16
Amendments	16
CONTACT INFORMATION	17

APPENDIX A – Statement of Compliance

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INTRODUCTION The Code of Business Conduct and Ethics (the “Code”) applies to all directors and employees (collectively, “you”) of Brookfield Investment Management Inc., Brookfield Investment Management (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (collectively “Brookfield, “we”, “us”, “our”, “Brookfield” or the “company”). Before you begin your relationship with the company, you must complete the form attached to the Code as Appendix A, which serves as a formal acknowledgement that you have received, read and understood the Code, and will comply with it. FREQUENTLY ASKED QUESTIONS WHY DO WE HAVE A CODE? The Code serves as a guide for how you should conduct yourself while a member of the Brookfield team. WHO MUST FOLLOW THE CODE? All directors and employees of Brookfield must adhere to the Code. WHAT ARE YOUR RESPONSIBILITIES? You have two responsibilities. First, you must follow every aspect of the Code and certify your commitment each quarter. Second, if you suspect someone may be violating the Code you have an obligation to report it. To make a report, follow the section of the Code: “Reports and Complaints”. HOW WILL I KNOW IF THERE IS A PROBLEM? The Code attempts to deal with the most common issues that you may encounter, but it cannot address every question that may arise. When you’re not sure what to do, ask yourself the following questions: Is it illegal? Does it feel like the wrong thing to do? Would you feel uncomfortable if others knew about it? Will it have the potential to create a negative perception of you or the company? Do you have a personal interest that has the potential to conflict with the company’s interest? If you answer “yes” to any of these questions your proposed conduct may violate the Code and you should ask for help. HOW SHOULD I ASK FOR HELP? If you have questions about the Code or about the best course of action in a particular situation, you should seek guidance from your supervisor, the compliance department or internal legal counsel. WHAT ARE THE CONSEQUENCES FOR VIOLATING THE CODE? Violations of the Code can vary in its consequences. If you’re an employee, it could result in a reprimand or other disciplinary action, including the termination of your employment at the company for cause. If you’re a director, a violation may necessitate your resignation. Certain violations of the Code also contravene applicable laws and therefore can have severe consequences outside of Brookfield. Depending on your actions, failing to comply could lead to civil or criminal prosecution, which could result in substantial fines, penalties and/or imprisonment. 2

Brookfield

SUMMARY OF THE CODE'S RULES

BUSINESS CONDUCT

1. Use company assets only for legitimate business purposes.
2. Protect all confidential information in the company's possession.
3. All intellectual property that you may have a role in creating belongs to the company.
4. The documents of the company are a valuable resource and must be protected.
5. Ensure that the books of the company are accurate and all business transactions are authorized.
6. Ensure that the company provides fair and accurate disclosure.
7. Deal fairly with the company's stakeholders.
8. Exercise extra caution when managing third party capital.

PERSONAL CONDUCT

9. Use email, the Internet, telephones and other forms of oral/written communication appropriately.
10. Be cautious in your use of social media.
11. Only speak on behalf of the company when authorized to do so.
12. Avoid situations in which your personal interests conflict with the interests of the company.
13. Exhibit personal behavior that is consistent with and reinforces a positive image of the company.
14. Remember your duties to Brookfield when participating in outside interests.
15. Obtain permission before joining the board of directors or similar body of another entity.
16. Do not take corporate opportunities as your own personal opportunities.

POSITIVE WORK ENVIRONMENT

17. Help create a tolerant work environment free from discrimination and harassment.
18. Report all incidents of discrimination and harassment.
19. Help ensure the health and safety of fellow directors and employees.
20. Protect one another's private personal information.

LEGAL COMPLIANCE

21. Know and comply with all laws, rules and regulations applicable to your position.

PERSONAL TRADING

22. Do not trade in any publicly-traded securities if you possess material nonpublic information.
23. Do not engage in the "tipping" of information.
24. Do not trade in Brookfield securities during a blackout period.
25. Do not trade in non-Brookfield securities.[1]
26. You must pre-clear all your securities trades.[1]

ANTI-BRIBERY AND CORRUPTION; ANTI-MONEY LAUNDERING

27. Do not give or receive bribes, including "facilitation payments".
28. Interactions with public officials require enhanced scrutiny and sensitivity.
29. Do not let joint venture partners, agents, contractors or suppliers pay bribes on our behalf.
30. The giving or receiving of gifts and entertainment should be proportionate and reasonable.
31. Do not offer contributions to political parties/candidates that might influence a business decision.
32. Do not engage in any lobbying activities on behalf of the company without specific authorization.
33. Do not solicit/offer donations that may send the message that compliance is required for business.
34. Record all our transactions in a complete, accurate and detailed manner.
35. Ensure that our operations are not used for money laundering.

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[1] Please refer to the Brookfield Personal Trading Policy.

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COMMITMENT TO PROPER BUSINESS CONDUCT PROTECTING THE COMPANY’S ASSETS AND RESOURCES The company’s assets are to be used only for legitimate business purposes. The company’s assets are meant for business use, not for personal use. We all have a responsibility to protect and safeguard the company’s assets from loss, damage, theft, misuse and waste. If you become aware of loss, damage, theft, misuse or waste of our assets, or have any questions about your proper use of them, you should speak with your supervisor. The company’s name (including its corporate letterhead and logo), facilities and relationships are valuable assets and must only be used for authorized company business and never for personal activities. If you use the company’s assets for personal benefit, or otherwise are careless or wasteful with the company’s assets, you may be in breach of your duty to the company. You have a responsibility not to abuse company resources for expense reimbursement. Any requests for reimbursement for authorized company expenses must be for legitimate business expenses. If you are unsure whether a certain expense is legitimate, you should speak with your supervisor or refer to the company’s Travel and Entertainment Expense Policy. Confidential information must be protected at all times. We must protect confidential information in our possession from disclosure, both information about us and information about other companies and our clients. This includes all confidential memos, notes, lists, records and other documents in your possession. All of these are to be delivered to the company promptly after your employment ceases or at any time upon the company’s request, and your obligation to protect this information continues after you leave the company. You must protect hard copies of confidential information that are removed from the office (e.g., to be worked with at home or at external meetings). It is important to use discretion when discussing company business in public places such as in elevators, restaurants, and public transportation, or when using your phone or email outside of the office. You also should be careful not to leave confidential information in unattended conference rooms or in public places where others can access it. While at Brookfield, if you become aware of confidential information about another entity that you know or suspect has been inadvertently disclosed, seek guidance from the Chief Compliance Officer or internal legal counsel before using or acting upon this information. Intellectual property belongs to the company. During the course of your employment, you may be involved in the creation, development or invention of intellectual property such as concepts, methods, processes, inventions, confidential information and trade secrets, works of authorship, trademarks, service marks and designs. All such intellectual property and the rights therein, such as copyrights and patents, will be owned by the company. You are responsible for cooperating with the company and providing all necessary assistance to ensure that all intellectual property and related rights become the exclusive property of the company. The documents of the company are a valuable resource and must be protected. It is critical that we preserve the integrity of our business records, follow the guidelines set forth in any Brookfield document retention policies and comply with related legal and regulatory requirements. If you are notified that your documents are relevant to an anticipated or pending litigation, investigation 4 or audit, you must follow the guidance set forth in the notification you receive from the Chief Compliance Officer or legal counsel. ACCURACY OF BOOKS AND RECORDS; PUBLIC DISCLOSURES Ensure that the books and records of the company are complete and accurate and that all business transactions are properly authorized. The books and records of the company must reflect all its transactions in order to permit the preparation of accurate financial statements. Employees must never conceal information from (i) an external auditor; (ii) internal audit; or (iii) the audit committee of Brookfield affiliated funds, Brookfield Asset Management or a controlled affiliate. In addition, it is unlawful for any person to fraudulently influence, coerce, manipulate or mislead an external auditor of the company. The company’s contracts and agreements govern our business relationships. Because the laws governing contracts and agreements are numerous and complicated we have put in place policies and procedures to ensure that any contract entered into by the company has the appropriate level of approval. As a result, employees who enter into contracts or agreements on behalf of the company must have proper authorization and, prior to their execution, these documents must be reviewed by internal legal counsel where required by policy or practice. Ensure that the company provides fair and accurate public disclosure. All employees who are responsible for the preparation of the company’s public disclosures, or who provide information as part of this process, must ensure that disclosures of information are made honestly and accurately. Employees must be aware of and report any of the following: (a) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record; (b) deficiencies in, or noncompliance with, internal accounting controls; (c) misrepresentation or false statements in any public disclosure document, such as annual and quarterly reports, prospectuses, information/proxy circulars and press releases; or (d) deviations from full and fair reporting of the company’s financial condition. Additionally, each person who is in a financial reporting oversight role, and their immediate family members, are prohibited from obtaining any tax services from the auditor, irrespective of whether the company or such person pays for the services. DUTIES TO STAKEHOLDERS Deal fairly with the company’s stakeholders. You must deal fairly with the company’s security holders, customers, clients, suppliers and competitors. To preserve our reputation, do not engage in any illegal or unethical conduct when competing. Exercise extra caution when managing third party capital. You must be careful to avoid even the appearance of impropriety when dealing with asset management clients or in performing any related activities. In this regard, you must avoid engaging in any activity that could result in an actual, potential or perceived conflict of interest, and avoid any action that may be perceived as a breach of trust. 5

COMMITMENT TO PROPER PERSONAL CONDUCT E-MAIL, THE INTERNET, TELEPHONES AND OTHER FORMS OF ORAL AND WRITTEN COMMUNICATION Use the company’s various forms of communication properly and appropriately. All business matters that involve electronic, written communication must be conducted by employees on the company’s email system or through other systems provided by the company (such as Lync or Bloomberg). You must at all times use our e-mail, Internet, telephones and other forms of communication appropriately and professionally. While we appreciate the need for limited use of these tools for personal purposes, your use should not be excessive or detract from your work. Employees should not email business information to their personal email accounts or maintain a copy of this information on their personal computers or other non-work electronic devices. When using company-provided technologies such as computers, cell phones and voicemail, you should not expect that the information you send or receive is private. Your activity may be monitored to ensure these resources are used appropriately. Be cautious in your use of social media. The company’s social media policy is that, unless you are expressly authorized, you are strictly prohibited from commenting, posting or discussing the company, its customers and clients, and its securities, investments and other business matters on social networks, chat rooms, wikis, virtual worlds and blogs (collectively, “social media”). For further details on the appropriate use of social media, you should refer to the company’s Internet & Social Media Guidelines. RESPONDING TO MEDIA, PUBLIC AND OTHER INQUIRIES Do not speak on behalf of the company unless authorized to do so. It is important to ensure our communications to the investing public are: (a) timely; (b) full, true and plain; and (c) consistent and broadly disseminated in accordance with all applicable legal and regulatory requirements. You may not make public statements on Brookfield’s behalf unless you have received permission from internal legal counsel . If a shareholder, financial analyst, member of the media, governmental authority or other third party contacts you to request information, even if the request is informal, do not respond to it unless you are authorized to do so. In this event, refer the request to your supervisor or forward the request to an individual at the company employed in investor relations or communications. Additionally, either during or following your employment or directorship at Brookfield you may be contacted by authorities (e.g., law enforcement, securities regulators, etc.) who are seeking information from you regarding matters relating to Brookfield. Whether you are able to respond to these questions or not, we strongly recommend that for your own protection you do not speak with authorities without first seeking legal advice on your rights and obligations. If you do not know of a lawyer that can assist you in dealing with law enforcement or other authorities, please contact the company’s internal legal counsel who can help you retain counsel. 6

CONFLICTS OF INTEREST, FIDUCIARY DUTIES AND PERSONAL BEHAVIOR Avoid situations in which your personal interests conflict with the interests of the company. A “conflict of interest” occurs when a person’s private interest interferes, or even appears to interfere, with the interests of the company. You may have a conflict of interest if you are involved in any activity that prevents you from performing your duties to the company properly, or that may create a situation that could affect your judgment or ability to act in the best interests of the company. You should place the company’s interest in any business matter ahead of any personal interest. The best way to judge whether you may have a conflict of interest is to ask yourself whether a well-informed person would reasonably conclude that your interest could in any way influence your decision or performance in carrying out a duty on behalf of the company. To avoid conflicts of interest, identify potential conflicts when they arise and contact the company’s compliance department or internal legal counsel if you are unsure whether a conflict may exist. Exhibit personal behavior that is consistent with and reinforces a positive image of the company. Your personal behavior, both inside and outside work, should reinforce a positive image of you and the company. It is essential to use good judgment in all your personal and business dealings. You should refrain from engaging in activities that could hurt the company’s reputation, or yours, and that could undermine the relationship of trust between you and the company. Employees who have acted inappropriately may be subject to disciplinary action up to and including termination for cause. PARTICIPATING IN OUTSIDE INTERESTS Remember your duties to Brookfield when participating in outside interests. Your participation in any outside interest must not prevent you from adequately discharging your duties to Brookfield. Absent permission, do not identify yourself with the company while pursuing personal, political or not-for-profit activities and ensure that when pursuing these outside interests you are not seen to be speaking on behalf of the company. Obtain permission before joining the board of directors or similar body of another entity. Before accepting an appointment to the board or a committee of any non-Brookfield entity, employees must receive approval from the head of their business unit and the company’s Chief Compliance Officer. Prior approval is not required to serve on boards of charities or nonprofit organizations or small, private family businesses that have no relation to the company.2 For greater clarity, permission is not needed to serve on the board of a family holding company which is an extension of one’s personal business affairs; however, it is needed to serve on the board of a private operating business with significant operations. When in doubt as to whether you need to obtain permission, ask your business unit head, the company’s compliance department or internal legal counsel. 2 However, please refer to the Brookfield Personal Trading Policy if your role involves overseeing or making investment decisions. 7

Do not take corporate opportunities as your own personal opportunities. You are prohibited from taking personal advantage of a business or investment opportunity that you become aware of through your work at Brookfield. You owe a duty to the company to advance its interests when the opportunity arises and you must not compete with the company in any way. COMMITMENT TO A POSITIVE WORK ENVIRONMENT DISCRIMINATION AND HARASSMENT-FREE ENVIRONMENT Be committed to creating a tolerant work environment free from discrimination and harassment. The company has zero tolerance for workplace discrimination and harassment. All directors and employees must ensure that the company provides a safe and respectful environment where high value is placed on equity, fairness and dignity. “Discrimination” is the denial of opportunity through differential treatment of an individual or group. It does not matter whether the discrimination is intentional; it is the effect of the behavior that matters. Discrimination on the basis of age, color, race, religion, gender, marital status, ancestry, sexual orientation, national origin, disability or any other characteristic protected by law is prohibited. “Harassment” generally means offensive verbal or physical conduct that singles out a person to the detriment or objection of that person. Harassment covers a wide range of conduct, from direct requests of a sexual nature to insults, disparaging remarks, offensive jokes or slurs. Harassment may occur in a variety of ways and may, in some circumstances, be unintentional. Regardless of intent, all harassment negatively affects individual work performance and our workplace as a whole, and is not tolerated. You have a duty to report discrimination and harassment. If you experience or become aware of discrimination or harassment, you have a duty to report it. An employee should report discrimination in accordance with the “Reports and Complaints” section of the Code. Complaints of discrimination or harassment will be taken seriously and investigated. Any employee found to be harassing or discriminating against another individual, or any employee who knowingly condones the discrimination or harassment of another individual, will be subject to disciplinary action up to and including termination for cause. The company reserves the right to discipline employees who knowingly make a false accusation about an innocent party; however, you will not face retaliation for making a good faith report, or assisting in the investigation of a complaint. SAFE WORKING CONDITIONS Be committed to ensuring the health and safety of fellow directors and employees. We all have the right to work in an environment that is safe and healthy. In this regard, employees must: (a) comply strictly with all occupational, health and safety laws and internal procedures; 8

(b) not engage in illegal or dangerous behaviors, including any acts or threats of violence, even in a seemingly joking manner; not possess, distribute or be under the influence of illicit drugs while on company premises or when conducting company business; and not possess or use weapons or firearms or any type of combustible material in the company’s facilities, or at company-sponsored functions. (c) (d) The company has zero tolerance towards unsafe behavior of any kind. If you or someone you know is in immediate danger of serious bodily harm, first call local law enforcement authorities and then report the incident in accordance with the “Reports and Complaints” section of the Code. SAFEGUARD EMPLOYEE INFORMATION Protect one another’s private personal information. While at Brookfield, you may provide sensitive personal, medical and financial information to the company. Those with access to this information have an obligation to protect it, whether in paper or electronic format, and use it only to the extent necessary to do their work in accordance with applicable law. Common examples of confidential employee information include: benefits information; compensation information; medical records; and contact information, such as a home address and personal telephone numbers. COMMITMENT TO LEGAL COMPLIANCE COMPLIANCE WITH LAWS, RULES AND REGULATIONS Know and comply with all laws, rules and regulations applicable to your position. Many of the company’s activities are governed by laws, rules and regulations that are subject to change. If you have questions about the applicability or interpretation of certain laws, rules or regulations relevant to your duties at Brookfield you should consult the company’s compliance department or internal legal counsel. In the event a local law, custom or practice conflicts with the Code you must adhere to whichever is more stringent. If you know of any of our practices that may be illegal, you have a duty to report it. Ignorance of the law is not, in general, a defense to breaking the law. We expect you to make every reasonable effort to become familiar with laws, rules and regulations affecting your activities and to comply with them. If you have any doubts as to the applicability or interpretation of any law, you should obtain advice from the company’s compliance department or internal legal counsel. 9

COMMITMENT TO APPROPRIATE PERSONAL TRADING SECURITIES LAWS, INSIDER TRADING AND TIPPING While at Brookfield, you may have access to or become aware of material nonpublic information, either about Brookfield, Brookfield Asset Management, a controlled affiliate or an unrelated publicly-traded entity. You must not use this information to gain a financial advantage for yourself or others. Doing so is not only a violation of the Code that will result in immediate termination for cause, but is also a serious violation of securities laws and will expose any individuals involved to potential civil and criminal prosecution. If you have questions about securities laws and how they impact you, contact the company’s compliance department or internal legal counsel. Do not trade in the company’s securities and in any other publicly-traded securities if you possess material nonpublic information. As a rule, if you have material nonpublic information about any publicly-traded entity and you buy or sell its securities before the information is public then you will have violated insider trading laws. “Materiality” – Information is “material” if a reasonable investor would consider the information important when deciding to buy, sell or hold that entity’s securities. “Nonpublic” – Information is “nonpublic” until it has been disclosed and adequate time has passed for the securities markets to digest the information. Common examples of material nonpublic information include: (i) unannounced mergers or acquisitions; (ii) pending or threatened litigation; and (iii) nonpublic financial results. If you are not sure whether information is “material” or “nonpublic”, consult with the company’s compliance department or internal legal counsel for guidance before engaging in a transaction. Do not engage in the “tipping” of information. “Tipping” arises when you disclose material nonpublic information to another person and that person either (i) trades in a security related to the information that you provided or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material nonpublic information to others outside Brookfield, including relatives and friends. You should also refrain from discussing material nonpublic information with other employees at Brookfield unless they have a business need to know this information. Do not trade during a blackout period. Trading blackout periods apply to all directors and employees. Regular blackout periods at both Brookfield Asset Management and its controlled affiliates generally commence at the close of business on the last business day of a calendar quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. Special blackout periods also may be prescribed from time to time as a result of certain circumstances, such as a significant merger or acquisition. When Brookfield Asset Management or a controlled affiliate imposes internal trading restrictions, no director or employee at Brookfield is permitted to trade in a blacked-out Brookfield security until the restriction has been lifted. 10

Prohibitions on securities trading. All Employees and their family members are prohibited from making personal trades in marketable securities. Marketable securities include stocks, warrants, rights, options and corporate bonds and debentures. Marketable securities do not include the securities that are enumerated in Part II Section 1. (c) of the Personal Trading Policy. Such persons must delegate their trades in non-Brookfield securities to a blind trust or a professional financial advisor who has full discretion over investment decisions. For more information refer to the company’s Personal Trading Policy or contact the compliance department. Personal trades in Brookfield securities require preclearance. All employees (and their family members) must pre-clear trades in both Brookfield securities and Brookfield affiliated securities and receive prior approval from the Chief Compliance Officer before executing any trade. COMMITMENT TO ANTI-BRIBERY AND CORRUPTION AND ANTI-MONEY LAUNDERING ZERO TOLERANCE APPROACH TO BRIBERY Do not give or receive bribes, including “facilitation payments”. We value our reputation for conducting business with honesty and integrity. It is vital for us to maintain this reputation as it generates confidence in our business by our customers, clients and other persons, which ultimately means it is good for business. We do not pay bribes in furtherance of our business and you are not permitted to pay bribes on our behalf. We have a zero tolerance approach towards bribery. This commitment comes from the highest levels of management and you must meet this standard. A “bribe” is anything of value that is offered, promised, given or received to influence a decision or to gain an improper or unfair advantage. Bribery may not always be in the form of cash payments and may take many other forms, including: Non-arm’s length loans or other transactions Phony jobs or “consulting” relationships Political contributions Charitable contributions Gifts, travel and hospitality Facilitation payments are also a form of bribe and are, therefore, not permitted. “Facilitation payments” are small payments made to secure or speed up routine actions or induce public officials or other third parties to perform routine functions they are otherwise obligated to perform, such as issuing permits, approving immigration documents or releasing goods held in customs. This does not include legally required administrative fees or fees to fast-track services. Refer to the company’s Anti-Bribery and Corruption Policy for further details. 11

DEALING WITH PUBLIC OFFICIALS Interactions with public officials require enhanced scrutiny and sensitivity. A “public official” is any person who is employed by or is acting in an official capacity for a government, a department, agency or instrumentality of a government, or a public international organization. This includes elected or appointed persons who hold legislative, administrative or judicial positions such as politicians, bureaucrats and judges. It also includes persons who perform public functions such as professionals working for public health agencies, water authorities, planning officials and agents of public international organizations such as the UN or World Bank. A “public official” also may include employees of government-owned or controlled businesses, including sovereign wealth funds. For example, if a government has an interest in a bank and exercises control over the activities of that bank, then the banking officials are likely to be considered “public officials”. There is increased sensitivity and scrutiny of dealings with public officials because this has traditionally been an area where bribery activity is more likely to occur. Be cognizant of these risks in your dealings and interactions with public officials and consider how your actions may be viewed. For example, payments to close relatives of public officials may be treated by enforcement authorities as direct payments to the public officials and, therefore, may constitute violations of law. THIRD-PARTIES Joint venture partners, agents, contractors and suppliers are not permitted to pay bribes on our behalf. The company may be prosecuted for failing to prevent bribery by a person associated with it. This includes any person or entity that performs services for or on behalf of the company. Employees should avoid doing business with partners, agents and contractors who do not have a zero tolerance approach to bribery. This means due diligence should be undertaken on contractors, partners and agents to establish their anti-bribery credentials, where warranted by the assessed level of risk. This could include informing these persons (and associated companies) of the company’s anti-bribery and corruption policy, meeting with them to better assess their business practices, and making commercially reasonable inquiries into their reputation and past conduct. Anti-bribery language should be included in contractor, partner or agency agreements, where appropriate and (to the extent possible), in consultation with internal legal counsel. GIFTS AND ENTERTAINMENT The giving or receiving of gifts and entertainment should be proportionate and reasonable for the circumstances. Gifts (e.g., merchandise) given to or received from persons who have a business relationship with the company are generally acceptable, if the gift is modest in value, appropriate to the business relationship, and does not create an appearance of impropriety. No cash payments should be given or received. Note that many jurisdictions have laws restricting gifts given to public officials or unions or persons associated with public plans. Accordingly, any proposed gift from BIM to a public official or union member or a person associated with a public plan requires preclearance through the compliance department. Please refer to the Gift Policy. 12

Entertainment (e.g., meals, tickets to sporting events or theatre, rounds of golf) given to or received from persons who have a business relationship with the company are generally acceptable, if the entertainment is reasonable in value, appropriate to the business relationship, does not create an appearance of impropriety and if a representative from the sponsoring organization (the party paying for the entertainment) is present at the event. Note that many jurisdictions have laws restricting entertainment given to public officials or unions. Accordingly, any proposed entertainment from BIM to a public official or union member requires preclearance through the compliance department. Please refer to the Gift Policy. Gifts and entertainment (including meals) that are repetitive, no matter how small, may be perceived to be an attempt to create an obligation to the giver and should be avoided. Employees should not pay for gifts and entertainment (including meals) personally to avoid having to report or seek approval for it. Employees should not give or receive “big-ticket” items, such as travel, conference fees, costs for road shows, or event sponsorships, without prior written authorization from the compliance department or person(s) designated to provide such authorization. POLITICAL DONATIONS AND LOBBYING Do not offer contributions to political parties or candidates that might influence, or be perceived as influencing, a business decision. To ensure that we do not breach the law regarding political donations in any country, all political donations, no matter how small or insignificant, made on behalf of the company (directly or indirectly) must be approved in advance by the person(s) designated to approve such donations. Political donations should not be made on behalf of the company in countries in which we do not have a presence. Political donations made by individuals on their own behalf should comply with local laws and regulations. In the U.S., various federal, state, and municipal laws and regulations impose specific restrictions and rules with respect to political contributions, both those made on behalf of the company or made by individuals on their own behalf, which can carry significant penalties for the company for violations. The Brookfield Political Contributions Policy should be consulted and adhered to before making any political contributions on behalf of the company or by individuals on their own behalf. Do not engage in any lobbying activities on behalf of the company without specific authorization. The company encourages employees and directors to engage in public service. However, participation in this regard is to be undertaken as an individual and not as a representative of the company. You should not engage in lobbying activities on behalf of the company without the prior written approval of the company’s compliance department, internal legal counsel or person(s) designated to approve such activities. Lobbying activities generally include attempts to influence the passage or defeat of legislation and it may trigger registration and reporting requirements. In many jurisdictions, the definition of lobbying activity is extended to cover efforts to induce rule-making by executive branch agencies or other official actions of agencies, including the decision to enter into a contract or other arrangement. Additionally, the Brookfield Political Contributions Policy should be consulted and adhered to before undertaking any lobbying activities in the U.S., personally or on behalf of the company. 13

CHARITABLE DONATIONS Do not solicit or offer donations to suppliers, vendors or public officials in a manner which communicates that compliance is a prerequisite for future business. We encourage our directors and employees to contribute personal time and resources to charities and nonprofit organizations. However, unless the solicitation is supported by the company, you are prohibited from using the company name or company stationery for solicitation of donations. All requests for corporate gifts to charities and other not-for-profit organizations should be approved in advance by the company’s compliance department, internal legal counsel or person(s) designated to approve such donations. Charitable donations made by individuals on their own behalf should comply with local laws and regulations. If you are requested by a public official to make a personal donation to a particular charity, please consult with the compliance department, internal legal counsel or person(s) designated to approve such donations before agreeing to or making the donation. RECORD-KEEPING Record all our transactions in a complete, accurate and detailed manner so that the purpose and amount of the transaction is clear. In addition to prohibiting bribery, some anti-bribery legislation, such as the Foreign Corrupt Practices Act (U.S.), requires proper record-keeping and the establishment and maintenance of internal controls. The purpose of these provisions is to prevent companies from concealing bribes and to discourage fraudulent accounting practices. All transactions must be recorded completely, accurately and with sufficient detail so that the purpose and amount of any such payment is clear. No undisclosed or unrecorded funds or assets of the company should be established for any purpose. False, misleading or artificial entries should never be made in the books and records of the company for any reason. ZERO TOLERANCE APPROACH TO MONEY LAUNDERING We must prevent the use of our operations for money laundering or any activity that facilitates money laundering, the financing of terrorism, or other criminal activities. The company is strongly committed to preventing the use of its operations for money laundering, the financing of terrorism or other criminal activities and will take appropriate actions to comply with applicable anti-money laundering laws. Jurisdictions may publish lists of individuals and organizations that the company is prohibited from accepting funds from or distributing funds to under anti-money laundering laws. Employees are expected to use reasonable care to verify that counterparties are not owned or controlled by, or acting on behalf of, sanctioned governments, groups, individuals or others. COMMITMENT TO COMPLIANCE WITH THE CODE STATEMENT OF COMPLIANCE Upon joining Brookfield, each director and employee will be provided with a copy of the Code and required to sign an acknowledgement. Each director and employee will also be required to re-certify 14 compliance with the Code on an annual basis. Annual execution of a Statement of Compliance with the Code shall be a condition of your continued directorship or employment with the company. REPORTS AND COMPLAINTS You are strongly encouraged to make good faith reports and complaints. Internal reporting is critical to the company’s success, and it is both expected and valued. You are required to be proactive and promptly report any suspected violations of the Code, or any illegal or unethical behavior that you become aware of. When making a report, please include specific details and back-up documentation where feasible in order to permit adequate investigation of the concern or conduct reported. Vague, nonspecific or unsupported allegations are inherently more difficult to pursue. There are reporting procedures in place. Employees should report violations of the Code to their supervisor, since their supervisor is generally in the best position to resolve the issue. However, you may alternatively contact the company’s Chief Compliance Officer or Internal Counsel to report potential Code violations. You can always report a complaint through the company’s reporting hotline Our reporting hotline (the “Reporting Hotline”) is managed by an independent third party. The Reporting Hotline allows anyone to report suspected unethical, illegal or unsafe behavior in English and other languages. The Reporting Hotline is available toll-free, 24 hours a day, 7 days a week. Refer to the “Contact Information” section of the Code for the Reporting Hotline phone numbers by jurisdiction. TREATMENT OF REPORTS AND COMPLAINTS Complaints will be kept confidential. Confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to applicable law. We would prefer that you identify yourself to facilitate our investigation of any report; however, if you do not feel comfortable doing so you can make an anonymous report. Complaints will be dealt with appropriately. The party receiving the complaint must make a record of its receipt, document how the situation was dealt with and file a report with the Chief Compliance Officer, which will be retained for the record. The Chief Compliance Officer will report all illegal and unethical conduct in violation of the Code internally and externally in accordance with applicable laws and internal governance practices. You will not experience retribution or retaliation for a complaint made in “good faith”. No retribution or retaliation will be taken against any person who has filed a report based on the reasonable good faith belief that a violation of the Code has occurred or may in the future occur; however, making a report does not necessarily absolve you (if you are involved) or anyone else of the breach or suspected breach of the Code. The company reserves the right to discipline you if you provide false information or make an accusation you know to be untrue. This does not mean that the 15 information that you provide has to be correct, but it does mean that you must reasonably believe that the information is truthful and demonstrates a possible violation of the Code. If you believe that you have been unfairly or unlawfully retaliated against, you may file a complaint with your supervisor, the Chief Compliance Officer or the company’s internal legal counsel, or call the Reporting Hotline. DISCIPLINARY ACTION FOR CODE VIOLATIONS We will impose discipline for each Code violation that fits the nature and particular facts of the violation. If you fail to comply with laws, rules or regulations governing the company’s businesses, the Code or any other company policy or requirement, you may be disciplined up to and including immediate termination for cause and, if warranted, legal proceedings may be brought against you. WAIVERS A waiver of the Code will be granted only in very exceptional circumstances. A Code waiver for employees must be approved by the Chief Compliance Officer. AMENDMENTS Brookfield’s Board of Directors reviews and approves the Code on at least an annual basis and is ultimately responsible for monitoring compliance with the Code. 16

CONTACT INFORMATION REPORTING HOTLINE North America - 800-665-0831 United Kingdom - 0808-234-2210 Collect – Worldwide - 770-613-6339 INTERNAL CONTACTS – BROOKFIELD INVESTMENT MANAGEMENT Chief Compliance Officer Seth Gelman 212 549-8415 Seth.gelman@brookfield.com Internal Legal Counsel Jon Tyras 212 549-8328 Jon.Tyras@brookfield.com Chief Executive Officer Craig Noble 312 377-8223 Craig.Noble@brookfield.com LEGAL NOTICE The company reserves the right to modify, suspend or revoke the Code and any related policies, procedures, and programs at any time. The company also reserves the right to interpret and amend the Code and these policies in its sole discretion. Any amendments to the Code will be disclosed and reported as required by applicable law. Neither the Code, nor any of the policies referred to herein, confer any rights, privileges or benefits on any employee, create an entitlement to continued employment at the company, establis h conditions of employment for the employee, or create an express or implied contract of any kind between employees and the company. In addition, the Code does not modify the employment relationship between employees and the company. The Code is posted on the company’s intranet. The version of the Code on our intranet may be more current and up-to-date and supersedes any paper copies, should there be any discrepancy between paper copies and what is posted online. 17

Appendix A BROOKFIELD INVESETMENT MANAGEMENT CODE OF BUSINESS CONDUCT AND ETHICS STATEMENT OF COMPLIANCE All directors and employees must complete this Statement of Compliance or certify the company’s electronic Statement of Compliance through the company’s web-based compliance program. I have received, reviewed and understand the Code of Business Conduct and Ethics (the “Code”) of Brookfield Investment Management Inc., Brookfield Investment Management (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (the “company”) for directors and employees. I hereby agree to comply with the Code, including its provisions for nondisclosure of information both during and after appointment or employment. To the best of my knowledge, I am not involved in any situation that conflicts or might appear to conflict with the Code. I also agree to notify my supervisor or the Chief Compliance Officer of the company immediately of any change that might adversely affect my compliance with the Code. Code of Business Conduct and Ethics –September 2015 A1 Name: (Please print) Company: Position Title: Branch/Department: Location: Date and Signature: (mm/dd/yy)(Signature)